Exhibit 3

Names and Addresses of the Underwriters

Banco Santander, S.A.

2 Triton Square

Regent’s Place

London NW1 3AN

United Kingdom

Barclays Bank PLC

5 The North Colonnade

Canary Wharf

London E14 4BB

United Kingdom

BNP Paribas

16, boulevard des Italiens

75009 Paris

France

Citigroup Global Markets Limited

Citigroup Centre

Canada Square

Canary Wharf

London E14 5LB

United Kingdom